EXHIBIT 5.1

                                October 22, 2002

Fonar Corporation
110 Marcus Drive
Melville, New York  11747

     Re:  Fonar Corporation
          Registration Statement on Form S-3

Gentlemen:

     I have represented Fonar Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") relating to the proposed issuance of up to 2,000,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock") upon the exercise of the Callable Warrants. In this connection, I have examined originals or copies of the Callable Warrants dated August 30, 2002. I have also examined originals or copies of such other documents, corporate records, certificates of public officials and other documents as I deemed necessary to examine for purposes of this opinion.

     I am of the opinion that when the shares of Common Stock covered by the Registration Statement have been issued in accordance with the terms of the Warrants, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                                            Very truly yours,

                                                            /s/  Henry T. Meyer
                                                            Henry T. Meyer, Esq.